                                                                   EXHIBIT (b) 4

                           PHONETEL TECHNOLOGIES, INC.
          UNAUDITED PRO FORMA COMBINED CONDENSED FINANCIAL INFORMATION
                       FOOTNOTES TO FINANCIAL INFORMATION

(1)      Cash                                                                                    $424,185
         Accounts receivable, net                                                                 418,424
         Other current assets                                                                      15,020
         Intangible assets, net                                                                   272,839
         Other assets                                                                              15,098
         Current portion of long-term debt                                                        158,904
         Accounts payable                                               $ 81,927
         Accrued expenses                                                228,499
         Deferred income taxes                                             6,000
         Accumulated (deficit) earnings                                  988,044

         Adjustments for assets and liabilities not acquired from IPP or Paramount on March 15, 1996 and the recording of additional debt.

(2)      Cash                                                                                 $14,459,236
         Property and equipment, net                                  $7,748,805
         Intangible assets, net                                        9,334,133
         Other assets                                                                             925,000
         Current portion of long-term debt                             1,033,112
         Accounts payable                                                294,657
         Accrued expenses                                                132,922
         Long-term debt                                                  762,589
         Obligations under capital leases                                 76,419
         14% convertible preferred stock                                                          621,664
         Common stock                                                      8,103
         Additional paid in capital                                                             2,901,488
         Accumulated (deficit) earnings                                                           483,352

         To record the acquisition of IPP and Paramount for a purchase price consisting of cash, 555,589 unregistered shares of Common Stock, 13,786 shares of 14% Preferred, and Nominal Value Warrants to purchase 297,781 shares of Common Stock; assumption and immediate payoff of most of the acquired debt; the write-up of acquired property, plant, and equipment to its fair value; the recording of the increased value of IPP's and Paramount's existing phone contracts; the value of four Non-compete Agreements with three former officers of IPP and one former officer of Paramount; and the recording of the fair value of the Nominal Value Warrants. The shares of Common Stock were valued at the average of the BID and ASK on the date of closing (March 15, 1996) as reported by NASDAQ, less an unregistered discount of 35% ("Discounted Market Price"). Each share of the 14% Preferred was valued based on its conversion into ten shares of Common Stock priced at the Discounted Market Price. Watson, Wyatt & Company have estimated the value of the Nominal Value Warrants to be $733,732, using the Black-Scholes valuation method. As required by purchase accounting, the accumulated retained earnings or deficits of IPP and Paramount prior to the date of acquisition were eliminated.

                               page 8 of 11 pages

                                                                   EXHIBIT (b) 4

                           PHONETEL TECHNOLOGIES, INC.
          UNAUDITED PRO FORMA COMBINED CONDENSED FINANCIAL INFORMATION
                 FOOTNOTES TO FINANCIAL INFORMATION (CONTINUED)

(3)      Cash                                                        $14,552,395
         Property and equipment, net                                     346,500
         Intangible assets, net                                        3,838,638
         Current portion of long-term debt                                                   $  1,305,954
         Accounts payable                                              2,619,746
         Obligation relating to contractual
           settlements and restructuring charges                         753,500

         Long-term debt                                                                        14,567,927
         Obligations under capital leases                              3,243,965
         Deferred revenues                                                                      1,200,000
         14% convertible preferred stock                                                        5,647,823
         10% redeemable preferred stock                                        1
         8% cumulative preferred stock                                   981,084
         7% convertible preferred stock                                  200,000
         Common stock                                                                                 164
         Additional paid in capital                                                             6,503,792
         Accumulated (deficit) earnings                                2,689,831

         To record the restructuring of the Company's long-term debt and obligations under capital leases and application of the debt proceeds form the Credit Facility, including - repayment of certain obligations of the Company (payment of transaction fees, all outstanding debt and obligations under capital leases which had a secured interest in the Company's operating assets, certain trade accounts payable and customer commissions, shareholders loans, and redemption of the 10%, 8%, and 7%
         Preferred stock). A portion of the outstanding debt at December 31, 1995, was paid with 16,371 shares of Common Stock. A charge to Stockholder's Equity of $2,002,386, representing the difference between the carrying value of the 10%, 8%, and 7% Preferred and the redemption price. A loss resulting from the restructuring of the Company's debt, of $687,445.

(4)      Selling, general, and administrative                                                  $1,146,051
         Depreciation and amortization                                $3,454,508
         Accumulated (deficit) earnings                                                         2,308,457

         Represents the estimated recurring benefits resulting from the acquisitions and the incremental depreciation and amortization associated with the acquired tangible and intangible assets. The savings are primarily the result of backroom efficiencies, including the elimination of certain offices and executives and economies of scale in billing and other operating areas. The increase in property, plant and equipment is assumed to depreciate over 60 months while the intangible assets relating to IPP's and Paramount's existing phone contracts is being amortized over 60 months, representing the average remaining life of all acquired contracts. The value of the Non-compete
         Agreements is being amortized over the life of the agreements which is 60 months.

                               page 9 of 11 pages

                                                                   EXHIBIT (b) 4

                           PHONETEL TECHNOLOGIES, INC.
          UNAUDITED PRO FORMA COMBINED CONDENSED FINANCIAL INFORMATION
                 FOOTNOTES TO FINANCIAL INFORMATION (CONTINUED)

(5)      Interest expense                                            $ 3,462,527
         Accretion of debt [interest expense]                          1,923,450
         Preferred dividend requirement paid in cash                                         $    309,668
         Preferred dividend requirement paid in kind                     653,235
         Redemption of 10%, 8%, 7% Preferred                           2,002,386
         Accumulated (deficit) earnings                                                         7,731,930

         Recording of the incremental increase in interest expense resulting from the additional debt; the accretion of debt (required because a portion of the new debt was reclassified to Shareholders' Equity in order to represent the cost of the issued warrants; accretion expense is recorded as a non-cash interest expense); elimination of the redeemed preferred dividend requirements; the annual 14% Preferred paid-in-kind dividend requirement (payable with 15,921 shares of 14%
         Preferred with a valuation based on the conversion of the 14% Preferred dividend shares into 159,205 shares of Common Stock priced at the average of the HIGH and LOW price for the Company's Common Stock as reported by NASDAQ on March 29, 1996, less an unregistered discount of 35%); and the difference between the carrying value of the 10%, 8%, and 7% Preferred and the redemption price.

                                                page 10 of 11 pages

                                                                   EXHIBIT (b) 4

                           PHONETEL TECHNOLOGIES, INC.
          UNAUDITED PRO FORMA COMBINED CONDENSED FINANCIAL INFORMATION
                 FOOTNOTES TO FINANCIAL INFORMATION (CONTINUED)

(6) The Company acquired World Communications, Inc. ("World") on September 22, 1995, and Public Telephone Corporation ("Public") on October 16, 1995. The Company's audited Statement of Operations for the year ended December 31, 1995, includes the acquisition of World and Public from September 22, 1995 and October 16, 1995, respectively.

         The following adjustment reflects the operations of World from January 1, 1995 through September 21, 1995, and Public from January 1, 1995 through October 16, 1995, and gives effect to the pro forma adjustments. The pro forma adjustments represents the estimated recurring benefits resulting from the acquisition of World and Public and the incremental depreciation and amortization associated with the acquired tangible and intangible assets. The savings are primarily the result of backroom efficiencies, including the elimination of certain offices and executives and economies of scale in billing and other operating areas. Property and equipment is assumed to depreciate over 60 months while the intangible assets relating to World's and Public's existing phone contracts is being amortized over 36 months, representing the average remaining life of all acquired contracts. The value of the Non-compete Agreements is being amortized over the life of the agreements.

                                                                               Pro Forma
                                              World           Public         Adjustments     As Adjusted
                                              -----           ------         -----------     -----------
         Revenues:
         Coin calls                    $    6,258,703    $   1,757,054     $          -   $    8,015,757
         Other                                 58,345          184,136                -          242,481
                                       --------------    -------------    --------------  --------------
                                            6,317,048        1,941,190                -        8,258,238
                                       --------------    -------------    --------------  --------------
         Operating expenses:
         Line charges                       2,706,199          535,771                 -       3,241,970
         Location commissions                 852,944          196,243          (267,000)        782,187
         Other operating expenses           1,026,000          112,071          (800,000)        338,071
         Depreciation/amortization            855,059          268,262         4,953,450       6,076,771
         Selling, general, and admin        1,276,056          594,588          (858,000)      1,012,644
                                       --------------    -------------    --------------  --------------
                                            6,716,258        1,706,935         3,028,450      11,451,643
                                       --------------    -------------    --------------  --------------
         Loss from operations                (399,210)         234,255        (3,028,540)     (3,193,405)
         Other income (expense):
         Interest expense                    (590,980)        (304,664)                -        (895,644)
         Interest income                          834            3,371                 -           4,205
         Other                                      -         (321,923)                -        (321,923)
                                       --------------    -------------    --------------  --------------
                                             (590,146)        (623,216)                -      (1,213,362)
                                       --------------    -------------    --------------  --------------
         Loss before income taxes            (989,356)        (388,961)       (3,028,450)     (4,406,767)
         Income taxes                               -                -                 -               -
                                       --------------    -------------    --------------  --------------
         Net loss                      $     (989,356)   $   $(388,961)       (3,028,450) $   (4,406,767)
                                       ==============    =============    ==============  =============


                               page 11 of 11 pages